EXHIBIT 21.1

SUBSIDIARIES OF HYCO INTERNATIONAL, INC.

Name	Jurisdiction of Incorporation
Hyco Holdings LLC	Delaware

Hyco Alabama LLC	Delaware

Hyco Canada Holdings, Inc.	Delaware

Hyco Canada Holdings LLC	Delaware

Hyco Canada U.L.C.	Nova Scotia, Canada

Ultrametal Inc.	Ontario, Canada

Hyco Hengstler Hydraulik GmbH	Germany

Hyco Hidrover LtdA*	Brazil

Hyco Texas Holdings LLC	Delaware

Hyco Texas L.P.	Delaware

Hyco Germany Holdings GmbH	Germany

Hyco Pacoma GmbH	Germany

VPG Siebzehnte Beteiligungsgesellschaft mbH	Germany

Hyco Mexico, LLC	Delaware

Hidraulicos y Componentes Mexico S de RL de CV	Mexico

*	Hyco Hidrover LtdA is currently 1% owned by Hyco Holdings LLC, and 99% owned by Hidrover Acquisition, LLC, a Delaware limited liability company. Hidrover Acquisition, LLC is 99.99% owned by certain affiliates of Centre Partners Management, LLC, a Delaware limited liability company. Immediately prior to Hyco International, Inc.’s initial public offering, such Centre affiliates will contribute all of their interests in Hyco Hidrover LtdA to Hyco International, Inc. in exchange for shares of Hyco International, Inc. common stock.